AMENDED AND RESTATED

SUPPLEMENTAL EMPLOYMENT AGREEMENT

This Amended and Restated Supplemental Employment Agreement, effective as of June 7, 2006 (this "Agreement"), amends and restates in its entirety the Supplemental Employment Agreement dated February 22, 2006, between Amedisys, Inc. (the "Company") and Gregory H. Browne ("Browne").

1.

Recitals. Whereas, effective June 7, 2006 (the "Resignation Date"), Browne shall resign as Chief Financial Officer ("CFO") of the Company. The Company has requested that Browne remain employed by the Company as a consultant for a period of time after his resignation. The purpose of this Agreement is to set out the arrangements agreed on under the foregoing circumstances.

2.

Termination. Browne's employment under his Employment Agreement dated May 29, 2002, as amended (the "Employment Agreement"), shall terminate on the Resignation Date, and on the Resignation Date the Employment Agreement shall become null and have no further effect except for (i) accrued obligations (ii) the provisions of Section 6 (Confidentiality and Non-Disclosure of Information) and 7 (Restrictive Covenant) and (iii) the provisions of Section 8 to the extent applicable to Section 6 and 7.

3.

Consulting Services; Transition Period.

  Following the Resignation Date, Browne shall remain employed by the Company in a consulting capacity until October 31, 2006 (such period, the "Transition Period"). During the Transition Period, Browne shall be paid monthly 100% of his monthly salary in effect on the Resignation Date. He shall be under the direction of the Chief Executive Officer of the Company and shall perform such services as may be reasonably requested by him consistent with his capacity, as further described in Section 3(b), below. During the Transition Period, Browne shall be reimbursed for all reasonable travel and other expenses incurred in the course of providing services to the Company, provided that any such expenses must be pre-approved by the Chief Executive Officer. At the expiry of the Transition Period, the Company shall pay to Browne, as severance, three months salary, and it shall have no further obligation to Browne accept for accrued salary through October 31, 2006.
  Browne shall provide the following services to the Company during the Transition Period: (a) Browne shall be available on an as-needed, "on call" basis to answer questions posed to him by the Company's Chief Executive Officer, Chief Operating Officer, Chief Accounting Officer or their respective designees (all such questions, "Informal Questions") and (b) Consultant shall be available, upon reasonable notice, on an as-needed basis, to provide consulting services relating to the transition of his former job responsibilities as Chief Financial Officer to his successor(s) (all such services, "Consulting Services"). In clarification of the foregoing, Informal Questions shall constitute questions that may be answered with no or minimal preparation via brief phone call or short e-mail. Consulting Services shall constitute projects that involve Browne appearing for a meeting or working on-site at the Company.

4.

Continual Coverage. The Company acknowledges that as a past officer of the Company, Browne is entitled to continue to be covered by the Company's directors' and officers' liability policy and the Company's indemnification arrangements for its officers as are currently in effect, and the Company will not reduce such coverage except as part of a reduction applicable to all past officers of the Company.

5.

Stock Options. Nothing in the Agreement shall enlarge or reduce Browne's rights and obligations under his various stock option agreements, which will continue to be governed by and subject to such agreements and to the vesting of his options in the event of a Change in Control as defined in the Employment Agreement.

6.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Browne and supersedes all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. Upon the execution of this Agreement by the parties, the Company and Browne respectively acknowledge that no further obligations or duties are owed to it or him (as appropriate) by the Company or Browne (as appropriate), other than the duties and obligations set forth herein.

Amedisys, Inc.
By:	/s/ William F. Borne
William F. Borne
Chief Executive Officer

/s/ Gregory H. Browne
Gregory H. Browne